UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2014

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-181440	26-1607874
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

605 W Knox Rd., Suite 202, Tempe AZ	85284
(Address of principal executive offices)	(Zip Code)

(480) 588-3333

Registrant’s telephone number, including area code

Dignyte, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with Dignyte, Inc.’s (the “Company”) plans to acquire eWellness Corporation which is in the initial phase of developing a unique telemedicine platform that offers Distance Monitored Physical Therapy Programs to pre-diabetic, cardiac and health challenged patients, the Company has amended and restated its amended and restated its articles of incorporation effective as of April 25, 2014, (the “Amended and Restated Articles”). The Amended and Restated Articles change the Company’s corporate name from Dignyte, Inc. to eWELLNESS HEALTHCARE CORPORATION and provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company. The Amended and Restated Articles do not make any material changes to the Company’s existing Amended and Restated Articles of Incorporation, other than incorporating the amendments described above.

These actions were approved by the Company’s board of directors on April 25, 2014, and the holders of a majority of its common stock approved these actions by written consent in lieu of a special meeting on April 25, 2014 (the “Written Consent”) in accordance with the relevant sections of the Nevada Revised Statutes.

There will be no mandatory exchange of stock certificates. Following the name change, the share certificates which reflect the Company’s prior name will continue to be valid. Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to the Company’s transfer agent, Pacific Stock Transfer Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation as filed with the Secretary of State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGNTYE, INC.

Date: April 29, 2014	By:	/S/ Andreas A. McRobbie-Johnson
Andreas A. McRobbie-Johnson,
Chief Executive Officer